Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-195185-02) of DCT Industrial Operating Partnership LP and subsidiaries and in the related Prospectus of our report dated February 20, 2015, with respect to the consolidated financial statements and the financial statement schedule of DCT Industrial Operating Partnership LP and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Denver, Colorado

February 20, 2015